March 26, 2013

John Schwab

76 Lane of Acres

Haddonfield, NJ 08033

Dear John:

On behalf of JGWPT Holdings, LLC, I am pleased to offer you employment with our company to serve as Senior Vice President and Chief Financial Officer reporting directly to me. Your target start date will be a mutually agreed to date in April which we can finalize in the next few weeks.

This letter serves as an offer of employment to you from the Company. Your offer from JGWPT Holdings, LLC will consist of the following components:

•	Base Salary. Your bi-weekly salary will be $15,384.61 or $400,000.00 on an annualized basis, payable in accordance with the Company’s normal payroll practices. This is a bi-weekly paid, full-time position.

•	Bonus Potential. – You will be eligible to receive an annual bonus of up to 75% percent of your annualized base salary or $300,000. Your 2013 Bonus payout will be prorated based on your start date and payable in arrears in accordance with the Company’s bonus program providing that you are employed by the Company at the time of payment. Your performance targets will be set annually by the CEO and approved by the governing board of the Company.

•	Management Shares Award. The Company will award you certain Management Shares under its 2011 Equity Compensation Plan (or a successor plan) when such plan is approved by the board. We anticipate awarding you 150,000 B-1a Management Interests subject to board approval.

•	Severance Arrangement. – Your offer of employment with the Company includes a Severance arrangement as outlined in the enclosed Severance Arrangement letter.

•	Benefits. As a full-time employee, you will be eligible to participate in the Company’s benefits plans and will receive any standard benefits under the terms and conditions that are currently offered to full-time employees. All benefits will be effective the first of the month following 90 days of employment. I have enclosed a detailed benefits guide for your review. We will also reimburse your Cobra premiums for the three months before your eligibility date.

•	401K Plan. – You will be eligible to participate in the Company’s 401K plan and receive the company match in accordance with the Plan on the first payroll of the month after three months of service.

•	Paid Time Off. – You will accrue up to 20 PTO days each year. Your accrual will be pro-rated in your first year based on your hire date.

This offer is contingent upon the following terms and conditions:

•	Background Check and Drug Screen. JGWPT Holdings LLC, is committed to protecting the safety, health, and well-being of all employees in our workplace. To that end, we have established a drug-free environment. Enclosed is a mandatory Drug Screen which you are required to complete within 72 hours of receipt of this letter. Should you fail to take the screen or fail the screen itself, this offer may be rescinded. Your offer of employment is contingent upon the results of the background check.

•	Form I-9. Prior to your first day of work you will need to complete the enclosed I-9 form required by the Department of Homeland Security, to confirm your eligibility to work in the United States. Please review the I-9 form and bring the appropriate documentation for the completion of this form on your first day. Failure to provide appropriate documentation within three days of hire may result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

•	Policies. You will receive JGWPT Holdings, LCC’s handbook and core policies upon commencement of your employment. At that time, you will be required, as a condition of employment, to certify in writing that you have received and agree to abide by all JGWPT Holdings, LLC’s policies.

Your employment with JGWPT Holdings, LLC will be for an unspecified term and will be considered “employment at will”, which means there is no guarantee of employment for any specified period of time and both the employee and/or JGWPT Holdings, LLC can terminate the employment relationship at any time, with or without cause. No employment contract is created by the existence of this agreement or any policy, rule, procedure, or any verbal statements made to you by representative of the Company.

Please acknowledge your acceptance of this offer in the space provided below and return a copy to me directly via my confidential fax at 855-245-0239. We look forward to your favorable consideration of this offer and are excited to have you join our JGWPT team.

If you have any questions regarding this offer or JGWPT Holdings, LLC, please feel free to contact me.

Sincerely,

/s/ David Miller

David Miller

CEO

JGWPT Holdings, LLC

I agree to the terms of the employment set forth above.

Accepted:	/s/ John Schwab	Date:	March 26, 2013
John Schwab

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